Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

PhotoMedex, Inc.

We consent to the use of our report dated February 18, 2004, except with respect to the third paragraph of Note 8, which is as of March 10, 2004, with respect to the consolidated balance sheets of PhotoMedex, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Prospectus.

Our report refers to our audit of the disclosures that were added to revise the 2001 consolidated financial statements and the reclassifications made to the 2001 consolidated statement of operations, as more fully described in Note 1 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such disclosures and reclassifications.

/s/ KPMG LLP

Philadelphia, Pennsylvania

November 29, 2004